UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

Western Digital Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3355 Michelson Drive, Suite 100 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2011, Western Digital Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Report”). We are filing this Report on Form 8-K/A to make a clerical correction to the description in the Original Report of the commitment letter obtained from Bank of America, N.A. to provide new credit facilities to Western Digital Technologies, Inc., a wholly-owned subsidiary of the Company, and Western Digital Ireland, Ltd., an indirect wholly-owned subsidiary of the Company.

The new senior credit facilities were described as new senior “secured” credit facilities. This description should have stated that the new senior credit facilities will be “unsecured.”

The corrected 9th paragraph of Item 1.01 of the Original Report reads, in full, as set forth below:

“Concurrently, and in connection with entering into the Purchase Agreement, the Company, Western Digital Technologies, Inc., a wholly owned subsidiary of the Company (“WDT”), and WDI entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which, subject to the conditions set forth therein, Bank of America, N.A. committed to provide to WDI and WDT new senior unsecured credit facilities (the “Senior Credit Facilities”) up to $2,500,000,000, consisting of a $500,000,000 revolving credit facility and $2,000,000,000 in term loan facilities. The Senior Credit Facilities are contemplated to be used to finance a portion of the cash portion of the purchase price of the Transaction, to refinance WDT’s existing credit facilities and to pay certain fees and expenses in connection with the Transaction and the Senior Credit Facilities. The revolving credit facility is contemplated to be used for working capital, capital expenditures and other corporate purposes. The commitments of the lending parties under the Commitment Letter are subject to certain conditions, including, without limitation, the consummation of the Transaction, the absence of a material adverse event with respect to HGST, the Company or WDI and the accuracy of specified corporate representations of HGST, the Company and certain subsidiaries of the Company.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

		By:	/s/ Michael C. Ray

Date:	March 9, 2011		Michael C. Ray
Vice President, General Counsel and Secretary